CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-239093, No. 333-263121, No. 333-265233, No.333-270227, No. 333-277876, and No. 333-281383) of Vroom, Inc. of our report dated March 13, 2024, except for the effects of discontinued operations discussed in Note 5, the effects of the revision discussed in Note 20, the change in composition of reportable segments discussed in Note 17, and the change in the manner in which the Company accounts for segments discussed in Note 2 to the consolidated financial statements, as to which the date is March 11, 2025, relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 11, 2025